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                                                                    Exhibit 3.10

                             CERTIFICATE OF INCREASE

                                       OF

                  SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                              QUANTA SERVICES, INC.

            (Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware)

                      -------------------------------------

                  Quanta Services, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority set forth in the Restated Certificate of Incorporation of the Company, a committee of the Board of Directors of the Company, pursuant to the authority conferred upon the committee by the Board of Directors of the Company, has adopted the following resolution increasing the number of authorized shares of Series B Junior Participating Preferred Stock of the Company:

                           RESOLVED: That the number of shares of the series of
                  Preferred Stock of the Company designated as Series B Junior Participating Preferred Stock be, and hereby is, increased from 700,000 shares to 1,000,000 shares; and that the appropriate officers of the Company be and hereby are authorized and directed in the name and on behalf of the Company to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series B Junior Participating Preferred Stock from 700,000 to 1,000,000 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.


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         IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on this 1st day of December, 2001.

                                   QUANTA SERVICES, INC.


                                   By: /s/ Dana A. Gordon
                                      -----------------------------------------
                                       Name: Dana A. Gordon
                                       Office: Vice President - General Counsel